UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 17, 1999

E-LOAN, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

000-25621	77-0460084
(Commission File Number)	(IRS Employer Identification Number)

5875 Arnold Road, Suite 100
Dublin, California   94568
(Address of principal executive offices including zip code)

(925) 241-2400
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN REPORT

The undersigned Registrant hereby amends its current report on Form 8-K, originally filed with the Securities and Exchange Commission on October 1, 1999 to include the required financial statements, as set forth below:

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a} Financial Statements of Business Acquired

Audited Financial Statements:

(i) Report of PricewaterhouseCoopers, LLP, dated September 10, 1999.

(ii) Electronic Vehicle Remarketing, Inc. Balance Sheets as of December 31, 1998 and 1997.

(iii) Electronic Vehicle Remarketing, Inc. Statements of Operations for the years ended December 31, 1998, December 31, 1997, and December 31, 1996.

(iv) Electronic Vehicle Remarketing, Inc. Statements of Cash Flows for the years ended December 31, 1998, December 31, 1997, and December 31, 1996.

(v) Electronic Vehicle Remarketing, Inc. Notes to Financial Statements for the years ended December 31, 1998, December 31, 1997, and December 31, 1996.

(vi) Consent

Condensed Financial Statements (unaudited):

(i) Electronic Vehicle Remarketing, Inc. Balance Sheets as of June 30, 1999 (unaudited) and December 31, 1998.

(ii) Electronic Vehicle Remarketing, Inc. Statements of Operations for the six-month periods ended June 30, 1999 and 1998(unaudited).

(iii) Electronic Vehicle Remarketing, Inc. Statements of Cash Flows for the six-month periods ended June 30, 1999 and 1998 (unaudited).

(iv) Electronic Vehicle Remarketing, Inc. Notes to Financial Statements for the six-month periods ended June 30, 1999 and 1998 (unaudited).

(b) Pro Forma Financial Information

Pro Forma Combined Condensed Consolidated Financial Statements (unaudited):

(i) Pro Forma Combined Condensed Consolidated Statement of Operations for the year ended December 31, 1998 (unaudited).

(ii) Pro Forma Combined Condensed Consolidated Balance Sheet as of June 30, 1999 (unaudited).

(iii) Pro Forma Combined Condensed Consolidated Statement of Operations for the six-month period ended June 30, 1999 (unaudited).

(iv) Notes to Pro Forma Combined Condensed Consolidated Financial Statements (unaudited).

Report of Independent Accountants

To the Board of Directors and Stockholders of
Electronic Vehicle Remarketing, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations and changes in accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Electronic Vehicle Remarketing, Inc. (a majority-owned indirect subsidiary of Bank of America Corporation) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
September 10, 1999

Electronic Vehicle Remarketing, Inc.
(a majority owned indirect subsidiary of Bank of America Corporation)
Balance Sheets
December 31, 1998 and 1997

                    Assets
                                                 1998        1997
                                              ----------- -----------

Cash and cash equivalents                        $40,147      $9,526
Fee income receivable from parent              1,889,359     123,593
Income tax receivable from parent              1,688,202     730,316
Deposits                                         250,000     250,000
Equipment, net                                    18,515      18,527
Other assets                                      13,916      19,838
                                              ----------- -----------
           Total assets                       $3,900,139  $1,151,800
                                              =========== ===========

                 Liabilities

Accounts payable and accrued liabilities        $288,631     $86,227
Due to parent                                  5,901,594   1,973,282
Note payable to parent                            92,059      87,435
                                              ----------- -----------
           Total liabilities                   6,282,284   2,146,944
                                              ----------- -----------
Commitments and Contingencies
(Notes 4, 7, 8 and 9)

Stockholders' Equity:
  Common stock, $.01 par value; 2,000,000
    shares authorized; 685,000 shares
    issued and outstanding                         6,850       6,850
  Preferred stock, $.01 par value;
    1,000,000 shares authorized; no
    shares issued and outstanding                     --          --
  Additional paid-in capital                      63,827      63,827
  Accumulated deficit                         (2,452,822) (1,065,821)
                                              ----------- -----------
            Total stockholders' equity        (2,382,145)   (995,144)
                                              ----------- -----------

            Total liabilities and
              stockholders' equity            $3,900,139  $1,151,800
                                              =========== ===========

The accompanying notes are an integral part of these financial statements.

Electronic Vehicle Remarketing, Inc.
(a majority owned indirect subsidiary of Bank of America Corporation)
Statements of Operations and Changes in Accumulated Deficit
December 31, 1998, 1997 and 1996

                                                    1998         1997         1996
                                             ------------ ------------ ------------
Revenue:
     Fee income                               $1,765,766     $123,593      $ --
     Other income                                 50,034        3,855        --
                                             ------------ ------------ ------------
          Total revenue                        1,815,800      127,448        --
                                             ------------ ------------ ------------
Expenses:
     Underwriting and operations               1,005,996      259,938        --
     Sales and marketing                       1,120,857      335,132       41,332
     General and administrative                1,573,264      757,367       21,542
     Computer expenses                           199,138      179,094       93,915
     Interest expense                             99,624       35,504          506
     Other                                       161,808      190,918        --
                                             ------------ ------------ ------------
          Total expenses                       4,160,687    1,757,953      157,295
                                             ------------ ------------ ------------

Loss before income taxes                      (2,344,887)  (1,630,505)    (157,295)

Benefit from income taxes                       (957,886)    (666,061)     (64,255)
                                             ------------ ------------ ------------
          Net loss                            (1,387,001)    (964,444)     (93,040)

Accumulated deficit, beginning  of year       (1,065,821)    (101,377)      (8,337)
                                             ------------ ------------ ------------
Accumulated deficit, end of year             ($2,452,822) ($1,065,821)   ($101,377)
                                             ============ ============ ============

The accompanying notes are an integral part of these financial statements.

Electronic Vehicle Remarketing, Inc.
(a majority owned indirect subsidiary of Bank of America Corporation)
Statements of Cash Flow
December 31, 1998, 1997 and 1996

                                                       1998         1997         1996
                                                ------------ ------------ ------------
Cash flows from operating activities:
  Net loss                                      ($1,387,001)   ($964,444)    ($93,040)
   Adjustments to reconcile net loss to net
   cash used in operating activities:
      Depreciation and amortization                   9,982        4,139          878
      Loss on write-off of computer software             -            -        91,649
      Changes in assets and liabilities:
        Fee income receivable from parent        (1,765,766)    (123,593)          -
        Income tax receivable from parent          (957,886)    (666,061)     (64,255)
        Accounts payable and accrued expenses       105,417       74,694        8,146
                                                ------------ ------------ ------------
         Net cash used in operating activities   (3,995,254)  (1,675,265)     (56,622)
                                                ------------ ------------ ------------

Cash flows from investing activities:
   Purchase of equipment                                 -            -       (10,939)
   Purchase of software                                  -            -       (91,649)
                                                ------------ ------------ ------------
       Net cash used in investing activities             -            -      (102,588)
                                                ------------ ------------ ------------

Cash flows from financing activities:
   Bank advances                                     96,987           -            -
   Increase in borrowings                             4,624        4,804       82,631
   Capital contributions                                 -                     63,677
   Increase in Due to parent                      3,924,264    1,660,243       32,354
                                                ------------ ------------ ------------
   Net cash provided by financing activities      4,025,875    1,665,047      178,662
                                                ------------ ------------ ------------

Increase (decrease) in cash and cash equivalents     30,621      (10,218)      19,452

Cash and cash equivalents at beginning of year        9,526       19,744          292
                                                ------------ ------------ ------------
Cash and cash equivalents at end of year            $40,147       $9,526      $19,744
                                                ============ ============ ============

Supplemental disclosures of cash flow information:

   During the years presented no cash was paid for income taxes or interest by the Company.

Supplemental disclosures of noncash information:

   During 1998, the Company purchased equipment of $4,048 by increasing Due to parent

   During 1996, the Company entered into two notes payable totaling $80,000.  These notes were subsequently repaid in 1996 with a $82,125 Note payable to parent.

The accompanying notes are an integral part of these financial statements.

Electronic Vehicle Remarketing, Inc.
(a majority owned indirect subsidiary of Bank of America Corporation)
Notes to Financial Statements
Years Ended December 31, 1998, 1997 and 1996

1. ORGANIZATION AND BASIS OF PRESENTATION

Electronic Vehicle Remarketing, Inc. (the "Company"), a Delaware corporation, is a majority-owned subsidiary of Banc of America Auto Finance Corp. ("BAF"). BAF is an indirect wholly owned subsidiary of Bank of America Corporation (the "Corporation"). The minority interest is held by current or former employees of the Company. An Agreement and Plan of Reorganization between Oxford Resources Corp. (currently BAF) and the stockholders of the Company, dated November 22, 1996 govern the operations of the Company. The Company is an internet/marketing web-based company, which operates in one segment, direct automobile lending to consumers. The Company's web site directs customers seeking to obtain financing for the purchase or lease of new and used vehicles to BAF or to BAF's parent, Bank of America, N.A. (the "Bank").

The accompanying financial statements and related notes reflect the historical results of operations and cash flows of the web site business activities of CarFinance.com, a division of the Company. The financial statements include revenue and expenses directly attributable to the Company, including costs for facilities, functions and services provided by BAF and the Bank and allocations of costs for certain administrative functions and services performed by centralized departments within BAF and the Bank. Certain costs have been allocated to the Company based upon BAF management's estimate of costs attributable to the operation of the Company's business. Such costs may not be indicative of the costs that would have been incurred if the Company had been a separate entity.

The accompanying financial statements and related notes have been prepared based on management's interpretation of certain informal agreements between the Company, BAF and other affiliated subsidiaries of the Bank. These informal agreements, such as for funding of operations and tax allocations are described in the following footnotes. As described above, the accompanying financial statements and related notes have also been prepared using significant estimates and assumptions made by BAF management.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash and cash equivalents. At December 31, 1998, the Company had a cash advance from the Bank of $96,987, which was classified in Accounts payable and accrued liabilities in the Balance Sheet.

Equipment

Equipment is stated at cost, less accumulated depreciation. Equipment is depreciated using the straight-line method based on estimated useful lives ranging from 3 to 5 years. Maintenance, repairs, and minor replacements, which do not materially extend useful life, are charged to earnings as incurred. Depreciation expense was $3,997, $3,824 and $878 for the years ended December 31, 1998, 1997 and 1996, respectively.

Other Assets

Included in Other assets is purchased software, which is amortized using the straight-line method, based on an estimated useful life of 3 years. Amortization expense was $5,985, $315 and $0 for 1998, 1997 and 1996, respectively.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates made by management are discussed in these footnotes as applicable.

Revenue Recognition

The Company generates revenue primarily from fees earned through loans and leases referred to BAF or the Bank through the Company's web site. For each loan or lease referred by the Company and recorded by BAF or the Bank, the Company recognizes a fee equal to a specified rate in accordance with an intercompany agreement, multiplied by the monthly finance charge of the related loan or lease. The agreed-upon specified rate generally represents the excess of the loan or lease interest rate over a calculated rate, the difference of which is divided by the loan or lease interest rate. These fees are recognized as revenue in the month earned. (See footnote 1, Organization and Basis of Presentation). In addition, the Company generates revenue under a Program Agreement with an unrelated entity, whereby loan applications that do not meet the Company's underwriting criteria are referred to the entity in exchange for a referral fee. The Company also generates ancillary income from credit card fees charged to customers for expedited handling of loan documents as well as advertising revenue derived from the sale of banner advertisements on the Company's web site, which is recognized ratably in the period the advertising is displayed.

The accrual of fee income is suspended when collection of a loan or lease becomes doubtful, generally after an account becomes 120 days delinquent.

Marketing and Advertising

The Company recognizes marketing and advertising expenses when incurred. The Company has entered into agreements with numerous third party web-based service providers. Under the terms of the various agreements, the Company pays a fee to the service providers based upon customers referred through the service providers' web sites.

Concentration

During 1998 and 1997, all of the Company's referrals were to BAF or the Bank. In addition, the Company generated approximately 78.3% and 87.2% of its gross applications submitted through third party web- based service providers during 1998 and 1997, respectively. Approximately 50.5% and 86.7% of the applications submitted during 1998 and 1997, respectively, were referred through five web-based service providers.

Income Taxes

The current income tax benefit approximates the taxes to be refunded by its parent for the applicable years ended December 31, 1998, 1997 and 1996. Balance sheet amounts of deferred taxes are recognized on the temporary differences between the basis of assets and liabilities, as measured by tax laws, and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.

The Company's operating results are included in the consolidated federal income tax return of its parent. The method of allocating federal income tax benefit is based on the allocation methodology used by the parent and it's other affiliates. This methodology specifies that income tax benefit will be computed for all subsidiaries on a separate company basis, taking into account tax planning strategies and the tax position of the consolidated group. The Company and its parent has a formal tax allocation agreement. For all periods presented, tax losses generated by the Company were used to reduce the parent's taxable income. As a result, the current tax benefit has been determined as if the Company was a separate taxpayer and is deemed to be a receivable from the Bank in the period it arose.

Recently Issued Accounting Pronouncements

In 1998, SFAS No. 133 was issued, "Accounting for Derivative Instruments and Hedging Activities." This standard requires the Company to recognize all derivatives as either assets or liabilities in its financial statements and measure such instruments at their fair values. Hedging activities must be redesigned and documented pursuant to the provisions of the Statement. This Statement becomes effective for all fiscal quarters of fiscal years beginning after June 15, 2000. At this time, the Company believes that the adoption of SFAS No. 133 will not have a material on its financial condition and results of operations.

3. EQUIPMENT, NET

Equipment at December 31, 1998 and 1997 consisted of the following:

                                      1998      1997
                                    --------- ---------
Equipment                            $22,791   $23,639
Computers                              4,048        --
                                    --------- ---------
                                      26,839    23,639
Less accumulated depreciation          8,324     5,112
                                    --------- ---------
Net                                  $18,515   $18,527
                                    ========= =========

4. COMMITMENTS

The Company has a contract with an operator of an internet site, whereby information relating to the purchase, lease, financing, ownership and sale of new and used vehicles is maintained. The Company pays a fee to the operator based upon certain referral activity. The contract expires on January 31, 2000, but may be terminated by the internet site operator in the event aggregate fees do not meet specified levels. During 1998, the Company had not reached those fee levels and the operator has informed the Company of its intent to terminate the contract on or about September 15, 1999. The Company is required to maintain a cash deposit under this contract, determined by the number of monthly submissions the Company receives from the internet operator, reduced by any unpaid fees due to the operator. At December 31, 1998 and 1997 the deposit was $250,000. During the same periods, no amounts had been credited against the deposit related to unpaid operator fees.

As further described in Note 1, the Company maintains numerous contracts with internet site providers, whereby the Company pays to these site providers a referral fee based upon loan submissions.

5. INCOME TAXES

The benefit for income taxes, all of which is current, for years ended December 31, 1998, 1997 and 1996 was comprised of the following:

                                       1998       1997       1996
                                    ---------- ---------- ----------
Federal                             ($820,710) ($570,677)  ($55,053)
State                                (137,176)   (95,384)    (9,202)
                                    ---------- ---------- ----------
                                    ($957,886) ($666,061)  ($64,255)
                                    ========== ========== ==========

Income taxes for the years ended December 31, 1998, 1997 and 1996 differ from the amount computed by applying the federal statutory corporate rate to income before income taxes. The differences are reconciled as follows:

Tax at federal statutory rate                             35.00%

Increase in taxes due to:
State income taxes, net of federal income tax benefit      5.85
                                                         -------
                                                          40.85%
                                                         =======

There were no deferred tax assets or liabilities at December 31, 1998 or 1997.

6. RETIREMENT PLANS

The Company participates in BAF's retirement, management and incentive compensation, and health and welfare plans. The Company's share of profit sharing and 401(k) plans costs and expenses allocated annually by BAF for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                     1998       1997       1996
                                    ----------- ---------- ----------
Profit sharing plan                    $32,293    $62,883      $  -
401(k) Plan                              3,231      2,866         -

The Company remits amounts expensed to BAF for retirement plans and for health and welfare plans. Amounts for the management and incentive compensation plans are remitted directly to employees or to plans maintained on their behalf.

Subsequent to December 31, 1998, the Company began to participate in all benefit plans administered by the Bank.

7. RELATED PARTY TRANSACTIONS

The Company's fee income is derived from referrals to BAF or the Bank.

In November 1996, the Company entered into a promissory note agreement in the amount of $82,125 with BAF. Interest accrues at the blended annual rate as established by Internal Revenue Code rulings governing interest charged between related parties (5.63% and 5.85% at December 31, 1998 and 1997, respectively). Outstanding principal and interest is due and payable on November 22, 2001. The Company recognized interest expense related to this note of $4,624, $4,804 and $506 for 1998, 1997 and 1996, respectively. The fair value of the Company's note payable was estimated based on current rates offered to the Company for debt of the same maturity and approximates book value.

BAF provides working capital to the Company in order to fund operations. No formal agreement exists as to repayment or other terms. The Company has recorded interest expense on the net amount due to BAF. Interest was accrued at the blended annual rate as established by Internal Revenue Code rulings governing interest charged between related parties (5.63% and 5.85% at December 31, 1998 and 1997, respectively). The Company recognized interest expense of $95,000, $30,700 and $0 in 1998, 1997 and 1996, respectively.

The accompanying financial statements include costs for cash management, accounting and legal (management), credit review, customer service, data processing and network operations and other general support that were provided to the Company by BAF and/or the Bank, in addition to allocated costs for occupancy charges, including rent and utilities. Costs for management, customer service, credit review, data processing and other general support have been allocated to the Company based upon BAF management's estimated percentage of time spent by BAF and/or the Bank's employees on the Company to total department time. Occupancy costs are based upon the percentage of usage by the Company to the overall costs. Such allocations are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity.

The allocated expenses for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                       1998        1997       1996
                                    ----------- ---------- ----------
Management                            $215,703    $54,347          -
Credit review                          586,212    128,600          -
Customer service                       340,573     66,190          -
Data processing                         97,413     57,572          -
Occupany                                34,949     33,336          -
                                    ----------- ---------- ----------
   Total                            $1,274,850   $340,045         $0
                                    =========== ========== ==========

Other expenses represent actual costs incurred by the Company, which were directly attributable to the business and included payroll and related costs, marketing and selling expenses and depreciation.

8. CONTINGENCIES

In the normal course of business, the Company may be subject to various legal proceedings and claims, the resolution of which would not, in management's opinion, have a material adverse effect on the financial position, operations, or liquidity of the Company.

9. SUBSEQUENT EVENT

On August 23, 1999, the stockholders of the Company entered into an Agreement and Plan of Reorganization to exchange the outstanding stock of the Company in exchange for 2.88 million of the common shares of E-Loan, Inc., an internet mortgage originator. Completion of the transaction is expected in September 1999, pending regulatory approval. As part of this transaction, BAF and E-Loan, Inc. executed a Strategic Alliance Agreement providing, among other things, that for a fee the Company will refer applicants to the Bank that meet the Bank's underwriting criteria and will perform certain other services in connection with the origination of auto loans. The Strategic Alliance Agreement has an initial term of eighteen months and will automatically renew for another twelve months unless canceled by one of the parties.

Additionally, BAF and E-Loan, Inc. have executed a twelve-month Transition Services Agreement, whereby BAF, in exchange for a fee commensurate with market rates, will provide on the Company's behalf data processing services, underwriting services, call center services, discounting, funding and documentation services and access to certain of BAF's intellectual property necessary for the Company's operations. Additionally, BAF will provide assistance for any necessary system conversions and other items necessary for the transition of ownership to E-Loan, Inc. The Company may cancel this agreement with sixty days' notice.

In accordance with an agreement between the Company and the Bank, dated June 30, 1999, in the event of a change of control, the Company will receive from the Bank an amount equal to the present discounted value of the remaining estimated future cash flows of the fees associated with the loans originated through the Company. As a result of the anticipated sale of the Company to E-Loan, Inc., the Company expects to receive approximately $10.8 million from the Bank.

INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, File No. 333-84211, of E-Loan Inc. of our report dated September 10, 1999, on our audit of the financial statements of Electronic Vehicle Remarketing, Inc. (a majority owned indirect subsidiary of Bank of America Corporation) as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 which is included in this Current Report on Form 8-K/A.

PricewaterhouseCoopers LLP

Charlotte, North Carolina
November 29, 1999

ELECTRONIC VEHICLE REMARKETING, INC.
CONDENSED BALANCE SHEET

                                                   30-Jun-99
                                                  Unaudited      31-Dec-98
                                                 ------------  ------------

                     ASSETS

Cash and cash equivalents                            $   --        $40,147
Fee income receivable from parent                  4,346,479     1,889,359
Income tax receivable from parent                  1,655,916     1,688,202
Deposits                                             250,000       250,000
Equipment, net                                        15,768        18,515
Other assets                                          10,629        13,916
                                                 ------------  ------------
   Total assets                                   $6,278,792    $3,900,139
                                                 ============  ============

      LIABILITES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities              $2,287      $288,631
Due to parent                                      8,517,529     5,901,594
Note payable to parent                                94,371        92,059
                                                 ------------  ------------
Total liabilities                                  8,614,187     6,282,284

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
  Common stock, $.01 par value; 2,000,000
    authorized; 685,000 shares  issued and
    outstanding                                        6,850         6,850
  Preferred stock, $.01 par value;
    1,000,000 shares authorized; no shares
    issued and outstanding                               --            --
  Additional paid-in capital                          63,827        63,827
  Accumulated deficit                             (2,406,072)   (2,452,822)
                                                 ------------  ------------
Total stockholders' deficit                       (2,335,395)   (2,382,145)
                                                 ------------  ------------
Total liabilities and stockholders' deficit       $6,278,792    $3,900,139
                                                 ============  ============

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRONIC VEHICLE REMARKETING, INC.
CONDENSED STATEMENTS OF OPERATIONS

                                                  30-Jun-99   30-Jun-98
                                                  Unaudited   Unaudited
                                                 ----------- -----------
Revenues                                         $2,593,409    $523,720

Operating expenses:
  Operations                                      1,226,248     915,133
  Sales and marketing                               834,869     381,640
  Computer expenses                                 115,904     105,266
  General and administrative                        269,040     238,793
                                                 ----------- -----------
        Total operating expenses                  2,446,061   1,640,832
                                                 ----------- -----------
Income (loss) from operations                       147,348  (1,117,112)
Other expense, net                                   68,312      49,810
                                                 ----------- -----------
Net income (loss) before income taxes                79,036  (1,166,922)
Provision (benefit) from income taxes                32,286    (476,688)
                                                 ----------- -----------
        Net income (loss)                           $46,750   ($690,234)
                                                 =========== ===========

The accompanying notes are an integral part of these consolidated financial statements.

ELECTRONIC VEHICLE REMARKETING, INC.
STATEMENTS OF CASH FLOWS
PERIOD ENDED JUNE 30, 1999 AND JUNE 30, 1998

                                                         30-Jun-99    30-Jun-98
                                                        Unaudited    Unaudited
                                                       ------------ ------------
CASH FLOW FROM OPERATING ACTIVITIES:

  Net income (loss)                                        $46,750    ($690,234)

  Reconciliation of net income (loss) to
    net cash used in operating activities:
  Depreciation and amortization                              6,035        3,059
  Changes in assets and liabilities:
      Fee income receivable                             (2,457,120)    (523,719)
      Income tax receivable                                 32,286     (476,688)
      Accounts payable and accrued expenses               (286,345)       3,193
                                                       ------------ ------------
         Net cash used in operating activities          (2,658,394)  (1,684,389)
                                                       ------------ ------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from borrowings                                   2,312        2,310
  Increase in due to parent                              2,615,935    1,738,919
                                                       ------------ ------------
         Net cash provided by financing activities       2,618,247    1,741,229
                                                       ------------ ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       (40,147)      56,840

CASH AND CASH EQUIVALENTS, Beginning of period              40,147        9,526
                                                       ------------ ------------
CASH AND CASH EQUIVALENTS, End of period                   $   --       $66,366
                                                       ============ ============

The accompanying notes are an integral part of these consolidated financial statements.

Electronic Vehicle Remarketing, Inc.

Notes to Interim Financial Statements

1. ORGANIZATION AND BASIS OF PRESENTATION

Electronic Vehicle Remarketing, Inc. (the "Company"), a Delaware corporation, is a majority-owned subsidiary of Banc of America Auto Finance Corp. ("BAF"). BAF is an indirect wholly owned subsidiary of Bank of America Corporation (the "Corporation"). The minority interest is held by current or former employees of the Company. An Agreement and Plan of Reorganization between Oxford Resources Corp. (currently BAF) and the stockholders of the Company, dated November 22, 1996 govern the operations of the Company. The Company is an internet/marketing web-based company, which operates in one segment, direct automobile lending to consumers. The Company's web site directs customers seeking to obtain financing for the purchase or lease of new and used vehicles to BAF or to BAF's parent, Bank of America, N.A. (the "Bank").

The accompanying financial statements and related notes reflect the historical results of operations and cash flows of the web site business activities of CarFinance.com, a division of the Company. The financial statements include revenue and expenses directly attributable to the Company, including costs for facilities, functions and services provided by BAF and the Bank and allocations of costs for certain administrative functions and services performed by centralized departments within BAF and the Bank. Certain costs have been allocated to the Company based upon BAF management's estimate of costs attributable to the operation of the Company's business. Such costs may not be indicative of the costs that would have been incurred if the Company had been a separate entity.

The accompanying financial statements and related notes have been prepared based on management's interpretation of certain informal agreements between the Company, BAF and other affiliated subsidiaries of the Bank. These informal agreements, such as for funding of operations and tax allocations are described in the following footnotes. As described above, the accompanying financial statements and related notes have also been prepared using significant estimates and assumptions made by BAF management.

Interim Financial Information (unaudited)

The accompanying financial statements as of June 30, 1999 and 1998 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial positon, results of operations and cash flows as of June 30, 1999 and 1998. These financial statements and notes thereto are unaudited and should be read in conjunction with the Company's audited financial statements. The results for the six months ended June 30, 1999 are not necessarily indicative of the expected results for the year ending December 31, 1999.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash in excess of daily requirements is invested in money market funds with no stated maturity and short-term demand notes with maturities less than 90 days. Such funds are deemed to be cash equivalents for purposes of the consolidated statements of cash flows.

Revenue Recognition

For each loan or lease referred by the Company and recorded by NBALI or the Bank, the Company recognizes a fee equal to a specified rate times the monthly finance charge of the related loan or lease. The specified rate generally represents the excess of the loan or lease interest rate over a specified transfer rate divided by the loan or lease interest rate. This fee is recognized as revenue in the month earned. (See footnote 1, Basis of Presentation)

Expense Recognition

The Company recognizes expenses when incurred.

Income Taxes

There are two components of income tax provision: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the applicable period. Balance sheet amounts of deferred taxes are recognized on the temporary differences between the basis of assets and liabilities, as measured by tax laws, and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.

Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

The Company's operating results are included in the consolidated federal income tax return of the Parent. The method of allocating federal income tax expense is based on the allocation methodology used by the Parent and it's other affiliates. This methodology specifies that income tax expense will be computed for all subsidiaries on a separate company method, taking into account tax planning strategies and the tax position of the consolidated group. The Company and the Parent have a tax allocation agreement.

3. DEPOSITS

The Company has a contract with an operator of an internet site, whereby information relating to the purchase, lease, financing, ownership and sale of new and used vehicles is maintained. In conjunction with this contract, the Company is required to maintain a cash deposit determined by the number of monthly submissions the Company receives from the website. At June 30, 1999 and December 31 1998 the deposit was $250,000.

4. RELATED PARTY TRANSACTIONS

In November 1996, the Company entered into a promissory note agreement in the amount of $82,125 with the Parent. Interest accrues at the blended annual rate as defined in Revenue Ruling 86-17, 1986-1 C.B. 377 issued under Section 7872 of the United States Internal Revenue Code of 1986 (5.63% at June 30, 1999 and December 31, 1998). Outstanding principal and interest is due and payable on November 22, 2001.

The Parent provides working capital to the Company in order to fund operations. No formal agreement exists as to repayment or other terms. The Company has recorded interest expense on the net amount due to the Parent. Interest was accrued at the blended annual rate as defined in Revenue Ruling 86-17, 1986-1 C.B. 377 issued under Section 7872 of the United States Internal Revenue Code of 1986 (5.63% at June 30, 1999 and December 31, 1998).

5. CONTINGENCIES AND CONCENTRATION OF RISK

In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which will not, in management's opinion, have a material adverse effect on the consolidated financial position, operations, or liquidity of the Company.

6. SUBSEQUENT EVENT

On September 17, 1999, pursuant to an Agreement and Plan of Reorganization, dated August 23, 1999, among E-Loan, Inc., a Delaware corporation, the Company, E-Loan, Inc. acquired all of the outstanding capital stock of the Company and Electronic Vehicle Remarketing, Inc. merged with and into E-Loan, Inc., with E-Loan, Inc. as the surviving corporation.

E-Loan, Inc. will issue approximately 2,880,000 shares of E-Loan, Inc. common stock, par value $.01 per share in connection with the acquisition of the Company.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated financial statements give effect to the Electronic Vehicle Remarketing, Inc.("EVRI") Merger. The EVRI Merger was accounted for under the purchase method of accounting in accordance with APB Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Estimates of the fair values of the assets and liabilities of EVRI have been combined with the recorded values of the assets and liabilities of E-Loan in the unaudited pro forma combined condensed consolidated financial statements.

The unaudited pro forma combined condensed consolidated balance sheet has been prepared to reflect the EVRI Merger as if it occurred on June 30, 1999. The unaudited pro forma combined condensed consolidated statements of operations reflect the results of operations of E-Loan, Inc. and EVRI for the year ended December 31, 1998 and the six months ended June 30, 1999 as if the EVRI Merger occurred on January 1, 1998.

The unaudited pro forma combined condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had E-Loan, Inc. and EVRI been a combined company during the specified periods. The unaudited pro forma combined condensed consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of E-Loan, Inc. , included in its Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1999 and the Company's Current Reports on Form 8-K filed October 1, 1999.

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1998
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                Electronic
                                                                  Vehicle
                                                               Remarketing,    PRO FORMA
                                                 E-LOAN, INC.      Inc.       ADJUSTMENTS       PRO FORMA
                                                 ------------- ------------- -------------    --------------
                                                                                               (unaudited)

Revenues                                           $6,831,546    $1,815,800       $    --        $8,647,346

Operating expenses:                                                                                     --
  Operations                                        8,257,492     2,152,554            --        10,410,046
  Sales and marketing                               5,704,400     1,120,857            --         6,825,257
  Technology                                        1,346,433       199,138            --         1,545,571
  General and administrative                        1,617,601       588,514            --         2,206,115
  Amortization of unearned compensation             1,251,000            --            --         1,251,000
  Amortization of goodwill and intangible assets         --              --    39,733,392 (c)    39,733,392
                                                 ------------- ------------- -------------    --------------
     Total operating expenses                      18,176,926     4,061,063    39,733,392        61,971,381

 Loss from operations                             (11,345,380)   (2,245,263)  (39,733,392)      (53,324,035)

Other income (expense), net                           173,326       (99,624)           --            73,702
                                                 ------------- ------------- -------------    --------------
Net loss before income taxes                      (11,172,054)   (2,344,887)  (39,733,392)      (53,250,333)

Benefit from income taxes                                --        (957,886)           --          (957,886)
                                                 ------------- ------------- -------------    --------------
     Net loss                                    ($11,172,054)  ($1,387,001) ($39,733,392)     ($52,292,447)
                                                 ============= ============= =============    ==============
Pro forma net loss per shares:
       Basic and diluted                               ($0.41)                                       ($1.74)
                                                 =============                                ==============
Pro forma weighted-average shares:
       Basic and diluted                           27,153,122                                    30,033,119
                                                 =============                                ==============

The accompanying notes are an integral part of these proforma combined condensed financial statements.

PRO FORMA COMBINED CONDENSED BALANCE SHEET
JUNE 30, 1999
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            Electronic
                                                             Vehicle
                                                           Remarketing,  PRO FORMA
                                             E-LOAN, INC.      Inc.     ADJUSTMENTS           PRO FORMA
                                             ------------- ------------ ------------        -------------
                   ASSETS

Current Assets:
  Cash and cash equivalents                      $930,740      $   --    $3,000,000 (d)       $3,930,740
  Proceeds receivable from sale of
   common stock                                64,839,944          --           --            64,839,944
  Mortgage loans held-for-sale                 70,462,305          --           --            70,462,305
  Fee income receivable from parent                     0    4,346,479  ($4,346,479)(d)             --
  Income tax receivable from parent                     0    1,655,916  ($1,655,916)(d)             --
  Accounts receivable, net                        211,958          --           --               211,958
  Prepaids and other current assets             7,421,201       10,629          --             7,431,830
                                             ------------- ------------ ------------        -------------
     Total current assets                     143,866,148    6,013,024   (3,002,395)         146,876,777

Furniture and equipment, net                    3,687,872       15,768       24,835            3,728,475
Deposits and other assets                       1,903,267      250,000          --             2,153,267
Goodwill and other purchased
  intangibles, net                                    --           --    79,287,053 (b)(c)(d  79,287,053
                                             ------------- ------------ ------------        -------------
     Total assets                            $149,457,287   $6,278,792  $76,309,493         $232,045,572
                                             ============= ============ ============        =============

    LIABILITES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Warehouse line payable                      $69,106,166      $   --       $   --           $69,106,166
  Acounts payable, accrued expenses
   and other current liabilites                12,841,037        2,287    2,201,601 (a)       15,044,925
  Due to parent                                       --     8,517,529  ($8,517,529)(d)             --
  Capital lease obligation                        252,474          --           --               252,474
  Notes payable                                 5,423,585       94,371          --             5,517,956
                                             ------------- ------------ ------------        -------------
     Total current liabilities                 87,623,262    8,614,187   (6,315,928)          89,921,521

Capital lease obligations                         633,988          --           --               633,988
Notes payable                                   1,072,835          --           --             1,072,835
                                             ------------- ------------ ------------        -------------
     Total liabilities                         89,330,085    8,614,187   (6,315,928)          91,628,344
                                             ------------- ------------ ------------        -------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, 50,000,000 authorized;             38,787        6,850       (3,970)(a)(b)        41,667
    38,787,029 shares issued and
    outstanding at June 30, 1999                      --           --           --                  --
  Less; subscription receivable                    (4,085)         --           --                (4,085)
  Unearned compensation                       (31,838,526)         --           --           (31,838,526)
  Additional paid-in capital                  132,830,621       63,827   80,223,319 (a)(b)   213,117,767
  Accumulated deficit                         (40,899,595)  (2,406,072)   2,406,072 (b)(c)   (40,899,595)
                                             ------------- ------------ ------------        -------------
     Total stockholders' equity (deficit)      60,127,202   (2,335,395)  82,625,421          140,417,228
                                             ------------- ------------ ------------        -------------
     Total liabilities and
        stockholders' equity                 $149,457,287   $6,278,792  $76,309,493         $232,045,572
                                             ============= ============ ============        =============

The accompanying notes are an integral part of these proforma combined condensed financial statements.

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 1999
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                                                Electronic
                                                                 Vehicle
                                                               Remarketing,   PRO FORMA
                                                 E-LOAN, INC.      Inc.      ADJUSTMENTS       PRO FORMA
                                                 ------------- ------------ -------------    -------------
Revenues                                           $9,364,357   $2,593,409       $    --      $11,957,766

Operating expenses:
  Operations                                        9,274,999    1,226,248            --       10,501,247
  Sales and marketing                              11,271,841      834,869            --       12,106,710
  Technology                                        1,278,792      115,904            --        1,394,696
  General and administrative                        3,469,464      269,040            --        3,738,504
  Amortization of unearned compensation            12,338,999           --            --       12,338,999
  Amortization of goodwill and intangible assets           --           --    19,866,696 (c)   19,866,696
                                                 ------------- ------------ -------------    -------------
     Total operating expenses                      37,634,095    2,446,061    19,866,696       59,946,852
                                                 ------------- ------------ -------------    -------------
     Loss from operations                         (28,269,738)     147,348   (19,866,696)     (47,989,086)

Other expense, net                                    (30,243)     (68,312)           --          (98,555)
                                                 ------------- ------------ -------------    -------------
     Loss before accretion of preferred
        stock and benefit from income taxes       (28,299,981)      79,036   (19,866,696)     (48,087,641)

Accretion of preferred stock                       (1,042,000)          --                     (1,042,000)
                                                 ------------- ------------ -------------    -------------
Loss before income taxes                          (29,341,981)      79,036   (19,866,696)     (49,129,641)

Provision from income taxes                                --      (32,286)           --          (32,286)
                                                 ------------- ------------ -------------    -------------
Net loss                                         ($29,341,981)     $46,750  ($19,866,696)    ($49,161,927)
                                                 ============= ============ =============    =============
Pro forma net loss per shares:
       Basic and diluted                               ($0.88)                                     ($1.36)
                                                 =============                               =============
Pro forma weighted-average shares:
       Basic and diluted                           33,262,084                                  36,142,081
                                                 =============                               =============

The accompanying notes are an integral part of these proforma combined condensed financial statements.

BASIS OF PRESENTATION

The pro forma combined condensed consolidated financial statements reflect the issuance of 2,879,997 shares of E-Loan, Inc. common stock, par value $0.01 per share ("E-Loan, Inc. Common Stock") in connection with the acquisition of Electronic Vehicle Remarketing, Inc. ("EVRI"). The EVRI Merger was accounted for under the purchase method of accounting in accordance with APB Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Estimates of the fair values of the assets and liabilities of EVRI have been combined with the recorded values of the assets and liabilities of E-Loan, Inc. in the unaudited pro forma combined condensed consolidated financial statements.

Reclassification

Certain amounts presented in the pro-forma statements for EVRI have been reclassified to conform to E-Loan's current period classification.

PRO FORMA ADJUSTMENTS

(a) To reflect the issuance of 2,879,997 shares of E-Loan, Inc. Common Stock and in connection with the EVRI Merger, for an aggregate purchase price of approximately $79 million, including approximately $2 million of transaction costs.

(b) To eliminate historical stockholders' deficit of EVRI.

(c) To record the excess of the purchase price over the fair value of assets and liabilities acquired in connection with the EVRI Merger. The purchase price allocation is based on management's estimates of the fair values of the tangible assets, intangible assets and technology. The book value of tangible assets and liabilities acquired are assumed to approximate fair value. The goodwill and substantially all other purchased intangible assets will be amortized on a straight-line basis over approximately 2 years.

(d) After elimination of inter-company receivables and payables remaining acquired balances per contract are $3,000,000 in cash, furniture and equipment and outside vendor payables not to exceed $300,000.

PRO FORMA NET LOSS PER SHARE

Basic pro forma earnings per share is computed using the weighted average number of E-Loan, Inc. common shares outstanding during the period plus shares of E-Loan, Inc. Common Stock issued in connection with the EVRI Merger. Diluted pro forma earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period plus shares of E-Loan, Inc. Common Stock and common equivalent shares issued in connection with the EVRI Merger. Common equivalent shares are excluded from the computation if their effect is antidilutive. E-Loan, Inc Common Stock issued in connection with the EVRI Merger are assumed outstanding at the beginning of the period.

CONFORMING AND RECLASSIFICATION ADJUSTMENTS

There were no material adjustments required to conform the accounting policies of E-Loan, Inc. and EVRI. Certain amounts have been reclassified to conform to E-Loan, Inc.'s financial statement presentation. There have been no significant intercompany transactions.

E-LOAN, INC.

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

E-LOAN, INC.

(Registrant)

Dated: November 30, 1999

By:	/s/ Frank Siskowski

Frank Siskowski
Chief Financial Officer
(Principal Financial and Accounting Officer and Duly Authorized Officer)

Exhibit Index

Exhibit Number	Description
23.1	Independent Auditors' Consent